February 5, 2024

URGENT

Re: Your investment with WILDERMUTH FUND

Dear Shareholder,

We have attempted to contact you regarding an important matter pertaining to your investment in the WILDERMUTH FUND.

Please contact us immediately at 1-888-490-5112 Monday through Friday between the hours of 9:00 a.m. to 10:00 p.m. Eastern time and Saturday through Sunday between the hours of 10:00 a.m. to 6:00 p.m.

This matter is very important and will only take a moment of your time.

Broadridge Financial Solutions has been engaged by BW Asset Management Ltd the Interim Investment Advisor of WILDERMUTH FUND to contact you.

Thank you in advance for your assistance with this matter.

Sincerely,

Robert Venditti
Senior Director, Business Analytics